Exhibit 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	G. Christopher Colville
Executive Vice President/
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

For Immediate Release

Christine Mohrmann/Eric Boyriven
Financial Dynamics
(212) 850-5600

CONSOLIDATED GRAPHICS REPORTS FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

– Record Quarterly Diluted Earnings Per Share of $.74 vs. $.60 in Prior Year –

– Record Annual Revenues of $879 Million vs. $779 Million in Prior Year –

HOUSTON, TEXAS – May 3, 2006 – Consolidated Graphics, Inc. (NYSE: CGX) today announced financial results for its fourth quarter and year-ended March 31, 2006.

Sales for the March quarter were $221.9 million, up 12% compared to $197.7 million a year ago. Net income for the March quarter was $10.5 million, or a record $.74 per diluted share, representing increases of 22% and 23% compared to net income of $8.6 million and diluted earnings per share of $.60 a year ago.

For the year-ended March 31, 2006, total sales were a record $879 million, up 13% compared to $779 million in 2005. Net income in 2006 totaled $38.5 million or $2.73 per diluted share, both representing increases of 18% compared to net income of $32.7 million and diluted earnings per share of $2.31 in the prior year.

“We are very pleased to report another quarter of record results,” commented Joe R. Davis, Chairman and Chief Executive Officer. “We accomplished 12% revenue growth in the March quarter through leveraging our strategic advantages, principally acquisitions plus strong growth from National Sales and CGXSolutions. In addition, we are pleased that operating margins continued to climb sequentially, increasing from 7.7% in the December quarter to 8.1% in the March quarter.”

Mr. Davis added, “Our 2006 accomplishments were highlighted by our ability to deliver 18% growth in net income and diluted earnings per share from a 13% growth rate in sales, a testament to the scale of our business and the strength of our business model. Acquisitions were also a 2006 highlight with the purchases of Graphcom in Atlanta and Nies/Artcraft in St. Louis, two premier companies with market-leading reputations.”

Mr. Davis concluded, “In 2007, we look forward to sustaining our strategic momentum and continuing to deliver on our commitment to long-term growth in sales and profits. For the June

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quarter, we project sales of $226 million and diluted earnings per share of $.69, after taking into account “123R” estimated expense of $.8 million after-tax, or $.06 per diluted share.”

Consolidated Graphics will host a conference call today, May 3, 2006, at 11:00 a.m. Eastern Time, to discuss its fourth quarter and full year 2006 results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the live Web cast at the Company’s homepage, www.cgx.com.

Consolidated Graphics, Inc. is the nation’s leading commercial sheetfed, web and digital printing company with a coast-to-coast presence spanning 26 states. Consolidated Graphics produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country. Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXSolutions. Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization. For more information, visit the Company’s Web site at http://www.cgx.com.

This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission. The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today. Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.

(Table to follow)

CONSOLIDATED GRAPHICS, INC.

Consolidated Income Statement

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2006	2005	2006	2005
Sales	$221,911	$197,718	$879,023	$779,016
Cost of Sales	166,048	148,862	661,560	586,615
Gross Profit	55,863	48,856	217,463	192,401
Selling Expenses	23,398	20,998	91,266	81,456
General and Administrative Expenses	14,439	13,320	58,993	54,116
Operating Income	18,026	14,538	67,204	56,829
Interest Expense, net	1,275	1,228	5,514	5,107
Income before Taxes	16,751	13,310	61,690	51,722
Income Taxes	6,256	4,725	23,192	19,000
Net Income	$10,495	$8,585	$38,498	$32,722

Earnings Per Share
Basic	$.77	$.63	$2.81	$2.40
Diluted	$.74	$.60	$2.73	$2.31

Weighted Average Shares Outstanding
Basic	13,699	13,726	13,719	13,649
Diluted	14,157	14,283	14,127	14,160

CONSOLIDATED GRAPHICS, INC.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	March 31
	2006	2005
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,993	$7,752
Accounts receivable, net	146,296	136,824
Inventories	38,430	37,149
Prepaid expenses	6,799	5,913
Deferred income taxes	8,356	7,843
Total current assets	204,874	195,481
PROPERTY AND EQUIPMENT, net	297,308	297,600
GOODWILL AND INTANGIBLES, net	100,035	85,755
OTHER ASSETS	9,096	11,393
	$611,313	$590,229

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$10,821	$7,595
Accounts payable	54,666	46,705
Accrued liabilities	68,436	75,143
Income taxes payable	3,477	1,813
Total current liabilities	137,400	131,256
LONG-TERM DEBT, net of current portion	90,678	111,895
DEFERRED INCOME TAXES	64,289	63,746
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common stock, $.01 par value; 100,000,000 shares authorized; 13,714,121 and 13,760,042 issued and outstanding	138	138
Additional paid-in capital	170,581	168,905
Retained earnings	148,227	114,289
Total shareholders’ equity	318,946	283,332
	$611,313	$590,229

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